EXHIBIT 99.2

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 6, 2023, is entered into by and among EMR Worldwide Inc., a Delaware corporation (“WWUS”), EMR US Holdings LLC, a Delaware limited liability company (“NewCo”) and Rutherfurd US LLC, a Delaware limited liability company (“US LLC”).

W I T N E S S E T H :

WHEREAS, WWUS owns certain shares of common stock, par value $0.0001 per share (all such shares, the “AZPN Shares”), of Aspen Technology, Inc., a Delaware corporation (“AZPN”);

WHEREAS, WWUS desires to contribute to NewCo, and NewCo desires to accept, all of WWUS’s right, title and interest in and to the AZPN Shares, in exchange for 7,289,500 shares in NewCo;

WHEREAS, immediately following receipt of WWUS’s right, title and interest in and to the AZPN Shares, NewCo desires to contribute to US LLC, and US LLC desires to accept, all of NewCo’s right, title and interest in and to the AZPN Shares, in exchange for 5,179,998 Shares (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of US LLC, dated as of October 6, 2023 (the “US LLCA”)) of US LLC (the “Shares”);

WHEREAS, WWUS is party to that certain Stockholders Agreement, dated as of May 16, 2022 (the “AZPN SHA”), with AZPN and Emerson Electric Co., a Missouri corporation (“EMR”);

WHEREAS, US LLC is a controlled Affiliate (as defined in the AZPN SHA) of EMR and is a permitted transferee under Section 4.2 of the AZPN SHA;

WHEREAS, pursuant to Section 7.6 of the AZPN SHA, WWUS may assign its rights and obligations under the AZPN SHA to US LLC.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. WWUS Contribution. WWUS hereby contributes, assigns, transfers and delivers to NewCo all of its right, title and interest in and to the AZPN Shares, effective as of the date hereof, and NewCo hereby accepts all such right, title and interest in and to the AZPN Shares (the “WWUS Contribution”). The parties agree and acknowledge that the NewCo contribution is effective at 3:00 pm Central Standard Time on October 6, 2023.

Section 2. NewCo Contribution. NewCo hereby contributes, assigns, transfers and delivers to US LLC all of its right, title and interest in and to the AZPN Shares, effective as of immediately following the WWUS Contribution, and US LLC hereby accepts all such right, title and interest in and to the AZPN Shares and, in exchange therefor, hereby issues to NewCo the Shares (the “NewCo Contribution”). The parties agree and acknowledge that the NewCo contribution is effective at 10:00 pm Central Standard Time on October 6, 2023.

Section 3. US LLCA. NewCo hereby agrees to be a party to the US LLCA as of the date hereof, and shall have all of the rights and obligations of a “Member” thereunder. NewCo hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the US LLCA and hereby delivers a counterpart to the US LLCA set forth in Exhibit A hereof.

Section 4. AZPN SHA Assignment. WWUS hereby assigns all of its rights and obligations under the AZPN SHA to US LLC, and US LLC hereby accepts such assignment and agrees to be bound by, all of the terms, provisions and conditions contained in the AZPN SHA and assumes any obligations of WWUS thereunder; provided that this Section 4 shall not relieve WWUS of its obligations under the AZPN SHA.

Section 5. Tax Treatment. For U.S. federal income tax purposes (and applicable state and local income tax purposes), the parties hereto intend for (a) the transaction contemplated by Section 1 to be governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) the transactions contemplated by Section 2 to be governed by Section 721 of the Code.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law principles.

Section 7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 8. Further Assurances. The parties to this Agreement shall cooperate and use all of their respective best efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EMR WORLDWIDE INC.

By:	/s/ John A. Sperino
	Name:	John A. Sperino
	Title:	President & Secretary

EMR US HOLDINGS LLC

By:	/s/ John A. Sperino
	Name:	John A. Sperino
	Title:	President & Secretary

RUTHERFURD US LLC

By:	/s/ John A. Sperino
	Name:	John A. Sperino
	Title:	President & Secretary

[Signature Page to Contribution Agreement]